August 22, 2013

John Reynolds, Assistant Director

John Coleman, Mining Engineer

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Fax: 202-772-9368

RE:      Staff letter dated August 8, 2013

File No. 002-69494

Form 10-K for Fiscal Year Ended December 31, 2012

Filed April 16, 2013

Definitive Proxy Statement on Schedule 14A

Filed April 30, 2013

Form 10-Q for the Quarter Ended March 31, 2013

Filed May 20, 2013

Response Dated July 8, 2013

This letter is to request an additional ten business days to file our response and any needed amendments in response to the Staff letter dated August 8, 2013 (the “Letter”). We are in the process of finalizing our responses to Comments 1-10 with our independent audit firm and outside legal counsel. We will be contacting the Staff directly next week regarding specific comments.

Sincerely,

/s/ Jan E. Dulman

Jan Dulman
Chief Financial Officer

cc: Van Krikorian

       John E. Schmeltzer, III, Patterson, Belknap, Webb & Tyler

Global Gold Corporation •     555 Theodore Fremd Avenue     •     Rye, NY 10580
Phone: 914.925.0020     •     Fax: 914.925.8860

www.globalgoldcorp.com